EXHIBIT 22 - SUBSIDIARY GUARANTORS AND ISSUERS OF GUARANTEED SECURITIES
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
Our 6.875% Notes, 6.50% Notes, 6.25% Notes (due 2026), 6.25% Notes (due 2025) and 5.00% Notes are senior unsecured obligations of American Axle & Manufacturing, Inc., all of which are fully and unconditionally guaranteed, on a joint and several basis, by American Axle & Manufacturing Holdings, Inc. and substantially all domestic subsidiaries of American Axle & Manufacturing, Inc. and Metaldyne Performance Group, Inc. The table below defines these entities.

Entity	Organized Under Laws of

Parent Entity
American Axle & Manufacturing Holdings, Inc.	Delaware

Issuing Entity
American Axle & Manufacturing, Inc.	Delaware

Guarantor Entities
AAM International Holdings, Inc.	Delaware
Auburn Hills Manufacturing, Inc.	Delaware
Oxford Forge, Inc.	Delaware
MSP Industries Corporation	Michigan
Colfor Manufacturing, Inc.	Delaware
Accugear, Inc.	Delaware
Rochester Manufacturing, LLC	Indiana
Metaldyne Performance Group, Inc.	Delaware
MPG Holdco I Inc.	Delaware
Metaldyne BSM, LLC	Delaware
Metaldyne M&A Bluffton, LLC	Delaware
Metaldyne Powertrain Components, Inc.	Delaware
Metaldyne Sintered Ridgway, LLC	Delaware
Metaldyne SinterForged Products, LLC	Delaware
Punchcraft Machining and Tooling, LLC	Delaware
HHI FormTech, LLC	Delaware
Jernberg Industries, LLC	Delaware
Impact Forge Group, LLC	Delaware
ASP HHI Holdings, Inc.	Delaware
ASP HHI Acquisition Co., Inc.	Delaware
ASP MD Holdings, Inc.	Delaware
MD Investors Corporation	Delaware
Metaldyne, LLC	Delaware
Gear Design and Manufacturing, LLC	Delaware
AAM Powder Metal Components, Inc.	Ohio
ASP Grede Intermediate Holdings LLC	Delaware
HHI Holdings, LLC	Delaware
AAM Casting Corp.	Delaware